Exhibit 10.1

STRATTEC SECURITY CORPORATION

Non-Employee Director Compensation Program

Fiscal Year 2025

Each non-employee director of STRATTEC SECURITY CORPORATION (the “Corporation”) shall receive with respect to fiscal year 2025 service an annual retainer fee of $170,000, payable $85,000 in cash, quarterly in arrears, and $85,000 in restricted stock or restricted stock units, generally to be awarded on the day of the annual meeting of shareholders subject to vesting on the date of the following year’s annual meeting of shareholders at the completion of the non-employee directors’ elected terms. During the initial year of this Non-Employee Director Compensation Program, non-employee directors shall be provided two equity based grants to reflect the transition from the Corporation’s past practice of providing equity based director awards in arrears, so that in calendar year 2025, each non-employee director will receive one equity based grant in the amount of $50,000 that vests immediately with respect to the director’s 2024 fiscal year’s service, and one equity based grant in the amount of $85,000 that will vest at the next annual shareholder meeting based on the upcoming year’s service.

Non-employee directors with significant additional duties shall receive the following additional annual retainers: (i) $60,000 for the Chair of the Board of Directors; (ii) $20,000 for the Chair of the Audit Committee, and (iii) $15,000 for the Chairs of the Compensation and Nominating and Corporate Governance Committees.